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                                  AMENDMENTS
                    TO THE UNITED WISCONSIN SERVICES, INC.
                            EQUITY INCENTIVE PLAN
                       EFFECTIVE AS OF AUGUST 15, 1996

     1. Section 3.1 of the Equity Incentive Plan is amended by deleting the existing Section in its entirety and substituting therefor the following revised Section:

          3.1 THE COMMITTEE. The Plan shall be administered by the Management Review Committee of the Board, or by any other Committee appointed by the Board consisting of not less than two (2) Directors who are not Employees. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

          The Committee shall be comprised solely of Directors who are both:
     (i) Non-Employee Directors, as defined in Rule 16b-3 under the Exchange Act; and (ii) Outside Directors, as defined in Treas. Reg. 1.162-27.

     2. Section 4.1 of the Equity Incentive Plan is amended by deleting the existing Section in its entirety and substituting therefor the following revised Section:

          4.1 NUMBER OF SHARES.  Subject to adjustment as provided in Section
     4.3 herein, the total number of Shares available for grant under the Plan may not exceed 2,750,000. These 2,750,000 Shares may be either authorized but unissued or reacquired Shares.

          The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

          (a) While an Award is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

          (b) The grant of an Option or Restricted Stock shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.

          (c) The grant of a Tandem SAR shall reduce the number of Shares available for grant by the number of Shares subject to the related Option (i.e., there is no double counting of Options and their related Tandem SARs).

          (d) The grant of an Affiliated SAR shall reduce the number of Shares available for grant by the number of Shares subject to the SAR, in addition to the number of Shares subject to the related option.

          (e) The grant of a Freestanding SAR shall reduce the number of Shares available for grant by the number of Freestanding SARs granted.

          (f) The Committee shall in each case determine the appropriate number of Shares to deduct from the authorized pool in connection with the grant of Performance Units and/or Performance Shares.

          (g) To the extent that an Award is settled in cash rather than in Shares, the authorized Share pool shall be credited with the appropriate number of Shares represented by the cash settlement of the Award, as determined at the sole discretion of the Committee (subject to the limitation set forth in Section 4.2 herein).

          The maximum number of Shares with respect to which Awards may be made to any Employee during any three (3) year period shall not exceed 100,000 shares. Notwithstanding the foregoing, if the Employee receives the Award prior to March 31, 1997 in connection with the Employee' initial employment by the Company or in connection with a merger or acquisition by the Company, the maximum number of Shares with respect to which Awards may be made during the three (3) year period ended
     March 31, 1997 shall be 850,000 shares.

     3. Section 6.10 of the Equity Incentive Plan is amended by deleting the existing Section in its entirety and substituting therefore the following revised Section:

          6.10 RESTRICTIONS ON TRANSFERABILITY. No Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable by a Participant during his or her lifetime only by the Participant except that NQSOs may be transferred by a Participant to the Participant's spouse, children or grandchildren or grandchildren or to a trust for the benefit of such spouse, children or grandchildren.